Exhibit 11.1 - Earnings per Share Calculation

                             Apple Homes Corporation
                         Earnings per Share Calculation

                                                     Nine Months      Quarter
                                                        ended          ended
                                                     December 31,   December 31,
                                                         1999           1999
                                                     -----------    -----------
Basic EPS:
       Income available to common stockholders       $  (127,168)   $   (52,280)

       Weighted average # of shares outstanding        2,091,481      2,091,367
                                                     -----------    -----------

                 Basic EPS                                (0.061)        (0.025)
                                                     ===========    ===========

Diluted EPS:
       Income available to common stockholders       $  (127,168)   $   (52,280)

       Adjusted for 10% interest charge on
          convertible debentures                          31,333         10,625

       Adjusted for income tax effect @ 40.00%            38,334         16,662
                                                     -----------    -----------

       Diluted income available to common
          stockholders                                   (57,501)       (24,993)

       Diluted weighted average # of shares
          outstanding                                  2,312,038      2,312,038
                                                     -----------    -----------

                 Diluted EPS                              (0.025)        (0.011)
                                                     ===========    ===========
                                                    antidilutive   antidilutive